U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2005

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 3.02 Unregistered Sales of Equity Securities

On April 25, 2005, Viral Genetics, Inc. (the “Company”) completed the sale of 625,000 shares of common stock and warrants to purchase an additional 500,000 shares at a price of $0.50 per share that are exercisable for a term of 2 years to General Global Ventures, LLC, a Delaware limited liability company, for $200,000. The shares and warrants were issued under a securities purchase agreement, which further provides that General Global Ventures may purchase up to an additional 2,656,250 shares of common stock and 2,125,000 warrants on or before May 31, 2005 at an additional total purchase price of $850,000. The Company granted General Global Ventures certain “piggy-back”registration rights to include the shares in future registration statements filed by the Company under the Securities Act of 1933.

On the occurrence of either authorization by the FDA to conduct a human clinical trial or authorization by a foreign regulatory agency permitting a human clinical trial in the Caribbean, Central America (including Mexico), and South America, the securities purchase agreement grants to General Global Ventures the option of investing in any business entity formed by the Company for distribution of the Company’s product, VGV-1, in the Caribbean, Central America (including Mexico), and South America.

The foregoing securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. General Global Ventures represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933.

In January 2005, the Company issued 209,400 shares to three consultants for cash of $2,094 and services valued at $83,896; and 300,000 shares to a consultant for services valued at $118,000. In February 2005, the Company issued 110,400 shares to two consultants for cash of $1,104 and services valued at $39,744. In March 2005, the Company issued 125,000 shares to two consultants for cash of $1,250 and services valued at $46,250. The foregoing securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 on the basis of the pre-existing relationship of these persons with the Company and their sophistication.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: April 28, 2005	By:	/s/ Haig Keledjian
Haig Keledjian, President